Exhibit 10.21

EMPLOYMENT AGREEMENT

THIS AGREEMENT, effective as of October 15, 2007 (the “Effective Date”), is made by and between Monster Worldwide, Inc., a Delaware corporation (the “Company”), and Michael C. Miller (the “Executive”).

RECITALS:

A.    The Company desires to employ the Executive as its Vice President – Associate General Counsel; and

B.    The Executive desires to commit himself to serve the Company on the terms herein provided.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1.    Certain Definitions.

(a)    “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by; or under common control with, such Person. For purposes of this Section 1(a), “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended.

(b)    “Annual Base Salary” shall have the meaning set forth in Section 5(a).

(c)    “Board” shall mean the Board of Directors of the Company.

(d)    “Bonus” shall have the meaning set forth in Section 5(b).

(e)    The Company shall have “Cause” to terminate the Executive's employment upon:

(i)    the Executive's willful misconduct or gross negligence in the performance of his duties hereunder, or his willful failure to attempt in good faith to carry out, or comply with, in any material respect any lawful and reasonable written directive of the Board or the Chief Executive Officer or the Executive's willful material violation of the Company's statement of corporate policy and code of conduct at any time after such statement and code have been adopted by the Board and have been set forth in writing and delivered to the Executive;

(ii)    the Executive's unlawful use (including being under the influence) of illegal drugs on the Company's premises or while performing the Executive's duties and responsibilities;

(iii)    the Executive's failure or refusal to reasonably cooperate with any governmental/regulatory authority having jurisdiction over the Executive and the Company;

(iv)    the Executive's material breach of this Agreement;

(v)    the Executive's intentional commission at any time in the performance of his duties hereunder of any act of fraud, embezzlement, misappropriation of Company property, moral turpitude or breach of fiduciary duty against the Company that has a material adverse effect on the Company; or

(vi)    the Executive's commission of a felony, other than as a result of vicarious liability or as a result of a traffic violation.

Notwithstanding the foregoing, termination of the Executive's employment hereunder by the Company for Cause shall not be effective as a termination for Cause unless the provisions of this paragraph shall first have been satisfied. The Executive shall be given written notice by the Company, with such notice stating in reasonable detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based. The Executive shall have twenty (20) days after receipt of such notice to fully cure such alleged violation. If he fails to cure such alleged violation within such twenty (20)-day period, the Executive's employment shall thereupon be terminated for Cause. For purposes hereof, no act or omission shall be deemed to be ''willful” if such act or omission was taken (or omitted) in the good faith belief that such is in the best interests of, or not opposed to the best interests of, the Company or if such act or omission resulted from the Executive's physical or mental incapacity.

(f)    “Change in Control” shall occur when:

(i)    A Person (which term, when used in this Section l(f), shall not include the Company, any underwriter temporarily holding securities pursuant to an offering of such securities, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, any Company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Voting Stock of the Company or Andrew McKelvey or his Affiliates; provided, however, if Andrew McKelvey or his Affiliates becomes part of a “group” then such group may be included in the definition of Person in this subparagraph) is or becomes, without the prior consent of a majority of the Continuing Directors, the beneficial owner (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly, of Voting Stock representing twenty-five percent (25%) (or, even with such prior consent, forty percent (40%)) or more of the combined voting power for election of directors of the Company's then outstanding securities; or

(ii)    The Company consummates a reorganization, merger or consolidation of the Company (which prior to the date of such consummation has been approved by the Company's stockholders) or the Company sells, or otherwise disposes of, all or substantially all of the Company's property and assets (other than a reorganization, merger, consolidation or sale which would result in all or substantially all of the beneficial owners of the Voting Stock of the Company outstanding immediately prior thereto continuing to beneficially own, directly or indirectly (either by remaining outstanding or by being converted into voting securities of the resulting entity), more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such entity resulting from the transaction (including, without limitation, an entity which as a result of such transaction owns the Company or substantially all of the Company's property or assets, directly or indirectly) outstanding immediately after such transaction in substantially the same proportions relative to each other as their ownership immediately prior to such transaction), or the Company's stockholders approve a liquidation or dissolution of the Company; or

(iii)    The individuals who are Continuing Directors of the Company (as defined below) cease for any reason to constitute at least a majority of the Board in any 12 month period.

(g)    “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h)    “Committee” shall mean the Compensation/Stock Option Committee of the Board.

(i)    “Common Stock” shall mean the $.01 par value common stock of the Company.

(j)    “Company” shall, except as otherwise provided in Section 9, have the meaning set forth in the preamble hereto.

(k)    “Competitive Business” shall mean at any time during the Term and during the 12-month period immediately following the Date of Termination, any entity (which term “entity'' shall for purposes of this Section 1(k) include any subsidiaries, parent entities or other Affiliates thereof) that, as of the Date of Termination, competes with any of the businesses of the Company.

(l)    “Continuing Director” means (i) any member of the Board immediately following the election of directors at the Company's 2006 annual meeting of stockholders or (ii) any person who subsequently becomes a member of the Board who was elected by a majority of Continuing Directors or whose appointment, election or nomination for election to the Board is recommended by a majority of the Continuing Directors (which person shall thereby become a “Continuing Director”).

(m)    “Date of Termination” shall mean (i) if the Executive's employment is terminated by his death, the date of his death; (ii) if the Executive's employment is terminated as a result of Disability, the date provided in Section 6(a)(ii); and (iii) if the Executive's employment is terminated pursuant to Sections 6(a)(iii) – (vii), the date specified in the Notice of Termination (or if no such date is specified, the last day of the Executive's active employment with the Company), in each case provided in accordance with this Agreement.

(n)    “Disability” shall mean “Disabled” as such term is defined in Section 409A(a)(2)(C) of the Code.

(o)    “Equity Incentive Plan” means the Company's 1999 Long-Term Incentive Plan, as amended from time to time (or any other equity based compensation plan or agreement that may be adopted or entered into by the Company from time to time).

(p)    “Executive” shall have the meaning set forth in the preamble hereto.

(q)    The Executive shall have “Good Reason” to resign his employment upon the occurrence of any of the following without the Executive's prior written consent:

(i)    failure of the Company to continue the Executive in the position of, and with the titles of, Vice President – Associate General Counsel;

(ii)    a material diminution or undue dilution in the nature or scope of the Executive's employment responsibilities, duties or authority, a material interference with the discharge of the Executive's responsibilities, duties or authority or the assignment to the Executive of duties or responsibilities that are materially and adversely inconsistent with his then position;

(iii)    relocation of the Company's executive offices more than 35 miles from New York City, or any requirement that the Executive relocate from his residence from the place existing on the Effective Date;

(iv)    failure of the Company to timely make any material payment or provide any material benefit under this Agreement, or the Company's reduction of any compensation or equity or any material reduction of any benefits that the Executive is eligible to receive under this Agreement; or

(v)    the Company's material breach of this Agreement; provided, however, that notwithstanding the foregoing the Executive may not resign his employment for Good Reason unless: (x) the Executive provides the Company with at least 30 days prior written notice of his intent to resign for Good Reason (which notice is provided not later than the 90th day following the date on which the Executive becomes aware of the occurrence of the event constituting Good Reason), and (y) the Company does not remedy the alleged violation(s) within such 30-day period; and, provided, further, that notwithstanding the foregoing if the Executive is suspended pursuant to Section 6(b), such suspension (and any corresponding diminution of the Executive's title, duties or compensation, or other change to the Executive's employment arrangements described hereunder) shall not, in and of itself, give the Executive Good Reason to resign his employment.

(r)    “Intellectual Property” shall have the meaning set forth in Section 9(f).

(s)    “Non-Compete Term” shall have the meaning set forth in Section 9(a).

(t)    “Notice of Termination” shall have the meaning set forth in Section 6(b).

(u)    “Option” shall mean an option to purchase Common Stock pursuant to the Equity Incentive Plan, as amended from time to time (or any other equity based compensation plan or agreement that may be adopted or entered into by the Company from time to time).

(v)    “Person” shall mean an individual, partnership, corporation, business trust, limited liability company, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

(w)    “Pro-Rata Bonus” shall have the meaning set forth in Section 7(d).

(x)    “Release” shall have the meaning set forth in Section 7(b).

(y)    “Restricted Stock” or “Restricted Stock unit” shall mean a share or shares of Common Stock (or a unit or units representing Common Stock) granted to the Executive pursuant to the Equity Incentive Plan, as amended from time to time (or any other equity based compensation plan or agreement that may be adopted or entered into by the Company from time to time).

(z)    “Term” shall have the meaning set forth in Section 2.

(aa)    “Voting Stock” means all capital stock of the Company which by its terms may be voted on all matters submitted to stockholders of the Company generally.

2.Employment. Subject to Section 6, the Company shall employ the Executive and the Executive shall continue in the employ of the Company as an employee at will pursuant to the terms of this Agreement, as may be amended (the “Term”).

3.Position and Duties. The Executive shall serve as Vice President – Associate General Counsel, with such duties and responsibilities with respect to the Company and its Affiliates as the Company's Acting General Counsel or General Counsel directs. The Executive shall devote substantially all of his business time, attention and efforts, toward the performance of his duties under this Agreement. Notwithstanding the foregoing, the Executive may manage his personal investments, be involved in charitable and professional activities (including serving on charitable and professional boards), and, with the consent of the Board, serve on not more than two boards of directors and advisory committees of public companies (including service on the Board of the Company), so long as such service does not materially interfere with the performance of the Executive's duties hereunder or violate Section 9 hereof.

4.Place of Performance. In connection with his employment during the Term, the Executive shall be based at the Company's offices in New York City, except for necessary travel on the Company's business.

5.Compensation and Related Matters.

(a)    Annual Base Salary. At the commencement of the Term, the Executive shall receive a base salary at a rate of $285,000 per annum (the “Annual Base Salary”), paid in accordance with the Company's general payroll practices for executives, but no less frequently than monthly. The CEO, Board and the Committee may in their sole discretion review the rate of Annual Base Salary payable to the Executive in effect from time to time, and may, in their sole discretion, increase (but not decrease) the rate of Annual Base Salary payable hereunder; provided, however, that any increased rate shall thereafter be the rate of “Annual Base Salary” hereunder.

(b)    Bonus. The Executive shall be eligible to receive an annual bonus, or any pro rated portion thereof (the “Bonus”), as determined pursuant to the Company's 1999 Long Term Incentive Plan (or any similar or successor plan) (collectively, the “Bonus Plan”), and on the basis of the Executive's or the Company's attainment of objective financial or other operating criteria established by the Committee in its sole good faith discretion and in consultation with the Executive. The Executive's initial target Bonus shall be 50% of his Annual Base Salary subject to his continued employment with the Company through the date such bonus is paid. The Bonus for each fiscal year shall be paid to the Executive no later than 75 days following the completion of such fiscal year. In addition, the Executive shall be eligible to participate in any other bonus or compensation plan or program that may be established by the Committee and that covers the Executive (even if such plan or program does not provide for qualified performance-based bonuses within the meaning of Code Section 162(m)), at a level commensurate with the Executive's position.

(c)    Sign-On Bonus. The Executive shall receive a one-time sign-on bonus of $75,000 (the “Sign-on Bonus”) (less applicable withholding taxes) which shall be paid in a lump sum within 30 days of the Effective Date.

(d)    Equity Awards.

(i)    The Company shall recommend to the Compensation Committee of the Board (the “Compensation Committee”) within three months of the Effective Date that, subject to Compensation Committee approval, Executive shall be awarded 7,500 shares of Restricted Stock in accordance with the terms of the Equity Incentive Plan, subject to such vesting of one-fourth (1/4) thereof on each of the first anniversary of the approval date of such award by the Compensation Committee and each of the three anniversaries thereafter. Additionally, the award of the Restricted Stock, if any, shall be subject to (i) the terms of the Company's standard Restricted Stock agreement which shall be required to be signed and returned by the Executive for the award to be effective, and (ii) compliance with applicable securities laws and the Company's policies concerning insider trading and equity practices, as determined by the Compensation Committee in its sole discretion.

(ii)    For each year during the Term after 2007, the Executive shall be eligible to be granted Restricted Stock units, Restricted Stock, Options and/or other equity compensation awards at such time(s) and in such amount(s) as may be determined by the Committee in its sole discretion, at a level commensurate with the Executive's position. For the avoidance of doubt, the Compensation Committee shall have complete and sole discretion as to whether to grant awards (if any) under this Section 5(d)(ii).

(e)    Benefits. The Executive (and his eligible dependents) shall be entitled to receive such benefits (including, without limitation, fringe benefits and perquisites) and to participate in such employee benefit plans, including life, health and disability insurance policies and the Company's Code Section 401(k) pension plan, as are generally provided by the Company to its executives at a comparable level in accordance with the terms of such plans, practices and programs of the Company, at a level commensurate with the Executive's position.

(f)    Expenses. The Company shall reimburse the Executive for all reasonable and necessary expenses incurred by the Executive in connection with the performance of the Executive's duties as an employee of the Company. Such reimbursement is subject to the submission to the Company by the Executive of appropriate documentation and/or vouchers in accordance with the customary procedures of the Company for expense reimbursement, as such procedures may be revised by the Company from time to time and to such caps on reimbursements as the Board may from time to time impose.

(g)    Paid Time Off. The Company shall provide the Executive with Paid Time Off (“PTO”) based on length of service with the Company. Under such plan the Executive will be eligible to accrue PTO daily with an annual maximum PTO entitlement of 168 hours (21 days a year) until reaching the fifth (5th) anniversary of the Effective Date. Upon reaching the fifth (5th) anniversary of the Effective Date, the Executive will accrue PTO daily with an annual PTO entitlement of 208 hours (26 days a year) until the tenth (10th) anniversary of the Effective Date.. The daily accrual is the annual accrual amount divided by the total days in a year. PTO encompasses vacation days, personal days and sick days, including the waiting period for short term disability coverage.

6.    Termination. The Executive's employment hereunder may be terminated by the Company, on the one hand, or the Executive, on the other hand, as applicable, without any breach of this Agreement only under the following circumstances:

(a)    Terminations.

(i)    Death. The Executive's employment hereunder shall terminate upon his death.

(ii)    Disability. In the event of the Executive's Disability, the Company may give the Executive written notice of its intention to terminate the Executive's employment while he remains so disabled. In such event, the Executive's employment with the Company shall terminate effective on the 14th day after delivery of such notice, provided that within the 14 days after such delivery, the Executive shall not have returned to full-time performance of his duties.

(iii)    Cause. The Board may terminate the Executive's employment hereunder for Cause in accordance with the terms of Section 1(e) hereof.

(iv)    Good Reason. The Executive may terminate his employment for Good Reason in accordance with the terms of Section 1(q) hereof.

(v)    Without Cause. The Company may terminate the Executive's employment without Cause upon 30 days written notice to the Executive.

(vi)    Resignation without Good Reason. The Executive may resign his employment without Good Reason upon 60 days written notice to the Company.

(b)    Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive under this Section 6 (other than termination pursuant to paragraph (a)(i) or (a)(vii)) shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and specifying a Date of Termination in accordance with this Agreement (a ''Notice of Termination”); provided, the Company may suspend the Executive from his position with full pay during any notice period.

(c)    Upon the occurrence of any termination of the Executive's employment with the Company, the Executive shall and shall be deemed to immediately resign from any membership on the Board and from any committees thereof (and the Executive shall promptly tender to the Board a written resignation letter effecting the foregoing).

7.    Severance Payments and Benefits.

(a)    Termination for any Reason. In the event the Executive's employment with the Company is terminated for any reason, as soon as reasonably practicable after such termination the Company shall pay the Executive (or his beneficiary in the event of his death) a lump sum equal to any unpaid Annual Base Salary that has accrued as of the Date of Termination, any unreimbursed expenses due to the Executive, and an amount for any accrued but unused vacation days and any earned but unpaid Bonus for any fiscal year of the Company completed prior to the date of such termination. The Executive shall also be entitled to accrued, vested benefits under the Company's benefit plans and programs as provided therein. The Executive shall be entitled to the cash severance payments described below only as set forth herein, and the provisions of this Section 7 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program or arrangement maintained by the Company.

(b)    Terminations without Cause or for Good Reason. Except as otherwise provided by Section 7(c) with respect to certain terminations of employment after a Change in Control, if the Executive's employment shall terminate without Cause (pursuant to Section 6(a)(v)), or for Good Reason (pursuant to Section 6(a)(iv)), the Company shall (subject to the Executive's entering into a General Release with the Company in substantially the form attached hereto as Exhibit A (the “Release”)):

(i)    Pay to the Executive as severance an amount equal to the Executive's then current Annual Base Salary in equal monthly installments during the period beginning on the Date of Termination and ending on the first anniversary thereof; provided, however, that no amount shall be payable on or following the date the Executive first (i) breaches any of the covenants set forth in Sections 9(a) or 9(b) or (ii) materially breaches any of the covenants set forth in Section 9(c) or 9(e), which is not remedied (if remediable) within 30 days after receipt of written notice from the Company specifying the breach;

(ii)    Continue to provide, at the Company's expense, the Executive (and his eligible dependents) with the medical, dental and life insurance coverage in which he (or his eligible dependents) was participating as of the Date of Termination (at a level then in effect with respect to coverage and employee premiums) until the first anniversary of the Date of· Termination; and

(iii)    Pay to the Executive a Pro-Rata Bonus, as defined in Section 7(d), when bonuses are paid for the year of termination.

(c)    Certain Terminations after a Change in Control. If the Executive's employment shall terminate without Cause (pursuant to Section 6(a)(v)) or for Good Reason (pursuant to Section 6(a)(iv)) after a Change in Control, in any such case, the Company shall (subject to the Executive's entering into the Release):

(i)    Pay to the Executive an amount equal to the Executive's then current Annual Base Salary; payable in cash in a lump sum as soon as reasonably practicable after such termination of employment but in no event later than five (5) business days thereafter;

(ii)    Continue to provide, at the Company's expense, the Executive (and his eligible dependents) with the medical, dental and life insurance coverage in which he (or his dependents) was participating as of the Date of Termination (at a level then in effect with respect to coverage and employee premiums) until the first anniversary of the Date of Termination;

(iii)    Pay Executive a Pro-Rata Bonus, as defined in Section 7(d), when bonuses are paid for the year of termination;

(iv)    all Restricted Stock units, Restricted Stock, Options and other equity compensation awards then held by the Executive shall become fully vested, free from restriction and/or exercisable for the balance of their respective terms with respect to all shares subject thereto; and

(v)    Notwithstanding any other provision of this Agreement, the parties acknowledge and agree that Sections 7(b) and 7(c) shall operate in the alternative and that any payments and benefits that the Executive shall be entitled to receive pursuant to this Section 7(c) in connection with a termination of his employment and the subsequent occurrence of a Change in Control shall be offset by payments and benefits received by the Executive pursuant to Section 7(b) on or prior to the effective date of such Change in Control.

(d)    Termination by Reason of Disability or Death. If the Executive's employment shall terminate by reason of his Disability (pursuant to Section 6(a)(ii)) or death (pursuant to Section 6(a)(i)), then the Company shall pay to the Executive (or Executive's estate) when bonuses are paid for the year of termination a pro-rated amount of the Executive's Bonus for the fiscal year in which the Date of Termination occurs equal to the product of (i) the amount of the Bonus the Executive would have otherwise earned had he been employed by the Company on the last day of the fiscal year in which the Date of Termination occurs and (ii) the ratio of (A) the number of days elapsed during such fiscal year prior to the Date of Termination to (B) 365 (the “Pro-Rata Bonus”), and provide the Executive (and his eligible dependents), as applicable, with the continued health coverage described in Section 7(b)(ii).

(e)    Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such expiration.

(f)    No Mitigation/Set-Off. The Executive shall have no obligation to mitigate any payments due hereunder. Any amounts earned by the Executive from other employment shall not offset amounts due hereunder, except as provided in this Section 7. The Company's obligation to pay the Executive the amounts provided hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by the Executive to the Company or its affiliates, except (i) as provided by Section 7 and/or (ii) for any specific, stated amounts owed by the Executive to the Company as evidenced by a writing signed by the Executive.

8.    [Intentionally omitted]

9.    Certain Restrictive Covenants.

(a)    The Executive shall not, at any time during the Term or during the 12-month period following the Date of Termination (the “Non-Compete Term”) without the Board's prior written consent directly or indirectly engage in, have any equity interest in, or manage or operate (whether as a director, officer, employee, agent, representative, security holder, consultant or otherwise) any Competitive Business; provided, however, that: (x) the Executive shall be permitted to acquire a passive stock or equity interest in such a Competitive Business provided the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such a Competitive Business; (y) the Executive shall be permitted to acquire any investment through a mutual fund, private equity fund or other pooled account that is not controlled by the Executive and which he has less than a five percent (5%) interest; or (z) the Executive may provide services to a subsidiary, division or Affiliate of a Competitive Business if such subsidiary, division or Affiliate is not itself engaged in a Competitive Business and the Executive does not provide services to, or have any responsibilities regarding, the Competitive Business. At any time during the Non-Compete Term following the Date of Termination, the Executive may request in writing to the Board that the Board consent to the Executive's direct or indirect engagement in, ownership of equity interest in, or management or operation of (whether as a director, officer, employee, agent, representative, security holder, consultant or otherwise) any Competitive Business, which request the Board shall consider in good faith based upon the Board's reasonable determination of the potential impact of the Executive's involvement in such Competitive Business on the Company and its stockholders. If the Executive believes that the Board would benefit from any additional information or if the Executive has any issues or questions regarding any action taken or to be taken by the Board in connection with this Section 9(a), then the Board and the Executive (along with their respective representatives) shall meet and discuss any such issues or questions, and the Executive shall be permitted to present the Board with any relevant information that he deems appropriate. The Board and the Executive shall act in good faith to address all outstanding issues and questions while protecting the interests of the Company and its stockholders.

(b)    During the 12 month period following the Date of Termination, the Executive shall not, directly or indirectly (a) recruit, hire or otherwise solicit any person employed by the Company, its subsidiaries, or any of their respective Affiliates as of the Termination Date, (b) recruit, hire or otherwise solicit for employment any person known by the Executive (after reasonable inquiry) to be employed at the time by the Company, its subsidiaries, or any of their respective Affiliates as of the date of the solicitation, (c) recruit or otherwise solicit or induce any non-clerical employee, director, consultant, wholesale customer, vendor, supplier, lessor or lessee of the Company to terminate his or its employment or arrangement with the Company or otherwise change its relationship with the Company, provided that nothing in this Section 9(b) shall prohibit the Executive from providing employment, personal or other references for any such Person or general advertising for employees by the Executive or any Person of which the Executive is an employee or Affiliate.

(c)    Except as the Executive deems necessary (or, in good faith, desirable) to be disclosed in connection with the performance of the Executive's duties hereunder or as specifically set forth in this Section 9, the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company's operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, business plans, designs, marketing or other business strategies, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. Notwithstanding anything herein to the contrary, nothing shall prohibit the Executive from disclosing any information that is (i) generally known by the public (unless such knowledge occurs as a result of the Executive's breach of any portion of this Section 9(c)), (ii) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the Executive to disclose or make accessible any information, provided that, unless otherwise prohibited by law and provided such information is not related to any illegal activities of the Company or any of its subsidiaries, the Executive shall provide the Company with prompt notice of any such requested or required disclosure and shall reasonably cooperate with the Company in any effort by the Company to prevent or otherwise contest such disclosure or (iii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Upon termination of the Executive's employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company's customers, business plans, designs, marketing or other business strategies, products or processes, provided that the Executive may retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes, (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company and (v) copies of minutes, presentation materials and personal notes from any meeting of the Board, or any committee thereof, while he was a member of the Board.

(d)    The Executive shall reasonably cooperate with and assist the Company and its counsel at any time and in any manner reasonably required by the Company or its counsel (with due regard for the Executive's other commitments if he is not employed by the Company) in connection with any litigation or other legal process affecting the Company of which the Executive has knowledge as a result of his employment with the Company (other than any litigation with respect to this Agreement). In any event, (i) in any matter subject to this Section 9(d), the Executive shall not be required to act against the best interests of any new employer or new business venture in which he is a partner or active participant and (ii) any request for such cooperation shall take into account (A) the significance of the matters at issue in the litigation, arbitration, proceeding or investigation and (B) the Executive's other personal and business commitments. The Company agrees to provide the Executive reasonable notice in the event his assistance is required. The Company will reimburse the Executive for all reasonable expenses and costs he may incur as a result of providing such assistance, including lost wages (after the Term), travel costs and legal fees to the extent the Executive reasonably believes that separate representation is warranted. The Executive's entitlement to reimbursement of expenses, including legal fees pursuant to this Section 9(d), shall in no way affect the Executive's rights to be indemnified and/or advanced expenses in accordance with the Company's corporate documents, insurance policies and/or in accordance with this Agreement.

(e)    The Executive shall not intentionally disparage the Company, any of its products or practices, or any of its directors, officers, or employees, whether orally, in writing or otherwise, at any time. The Company (including without limitation its directors) shall not intentionally disparage the Executive, whether orally, in writing or otherwise, at any time. Notwithstanding the foregoing: nothing in this Section 9(e) shall (i) limit the ability of the Company or the Executive, as applicable, to provide truthful testimony as required by law or any judicial or administrative process or the Executive from making normal commercial competitive type statements in a competitive business situation not based on his employment with the Company, or (ii) prevent any Person from (x) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement or (y) making any truthful statement to the extent necessary in any litigation, arbitration or mediation proceeding involving this Agreement, including, but not limited to, the enforcement of this Agreement. In no event shall any termination of the Executive's employment by the Company or the Executive for any reason constitute disparagement for purposes of this Section 9(e).

(f)    The Executive agrees that all strategies, methods, processes, techniques, marketing plans, merchandising schemes, themes, layouts, mechanicals, trade secrets, copyrights, trademarks, patents, ideas, specifications and other material or work product (“Intellectual Property”) that the Executive creates, develops or assembles in connection with his employment hereunder shall become the permanent and exclusive property of the Company to be used in any manner it sees fit, in its sole discretion. The Executive shall not communicate to the Company any ideas, concepts, or other intellectual property of any kind (other than that required in his capacity as an officer of the Company) which (i) were earlier communicated to the Executive in confidence by any third party as proprietary information, or (ii) the Executive knows or has reason to know is the proprietary information of any third party. All Intellectual Property created or assembled in connection with the Executive's employment hereunder shall be the permanent and exclusive property of the Company. The Company and the Executive mutually agree that all Intellectual Property and work product created in connection with this Agreement, which is subject to copyright, shall be deemed to be “work made for hire,” and that all rights to copyrights shall be vested in the Company. If for any reason the Company cannot be deemed to have commissioned ''work made for hire,” and its rights to copyright are thereby in doubt, then the Executive agrees not to claim to be the proprietor of the work prepared for the Company, and to irrevocably assign to the Company, at the Company's expense, all rights in the copyright of the work prepared for the Company.

(g)    The Company and the Executive expressly acknowledge and agree that the agreements and covenants contained in this Section 9 are reasonable. In the event, however, that any agreement or covenant contained in this Section 9 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(h)    As used in this Section 9, the term “Company” shall include the Company and any of its direct or indirect subsidiaries within the meaning of Code Section 424(f).

(i)    Any limitation on the Executive's activities or any forfeiture of benefits, equity or compensation based on violation of limitations on the Executive's activities shall not be based on any limitation that is any broader than those set forth in this Section 9.

10.    Specific Performance. It is recognized and acknowledged by the Executive and the Company that a breach by such Person of such Person's covenants contained in Section 9 will cause irreparable damage to the Company or the Executive, as applicable, and its or his goodwill or reputation, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the parties agree that in the event a party breaches any covenant contained in Section 9, in addition to any other remedy which may be available at law or in equity (or under any other agreement between the Company and the Executive), the other party will be entitled to specific performance and injunctive relief.

11.    Purchases and Sales of the Company's Securities. The Executive agrees to use his reasonable best efforts to comply in all respects with the Company's applicable written policies regarding the purchase and sale of the Company's securities by employees, as such written policies may be amended from time to time and disclosed to the Executive. In particular, and without limitation, the Executive agrees that he shall not purchase or sell Company securities while an employee during any “trading blackout period” as may be determined by the Company and set forth in the Company's applicable written policies from time to time.

12.    Cooperation Regarding Insurance. The Company and/or any of its subsidiaries, divisions or Affiliates may, from time to time, apply for and obtain, for its or their benefit and at its or their sole expense, key man life, health, accident, disability, or other insurance upon the Executive, in any amounts that it or they may deem necessary or desirable to protect its or their respective interests, and the Executive agrees to reasonably cooperate with and assist the Company or any such subsidiary, division or Affiliate in obtaining any and all such insurance by submitting to all reasonable medical examinations, if any, and by filling out, executing and delivering any and all insurance applications and other instruments as may be reasonably necessary to obtain such insurance.

13.    Representations.

(a)    The Executive hereby represents and warrants, to the best of his knowledge, that he is not a party to or bound by any agreement, arrangement or understanding, written or otherwise, which prohibits or in any manner restricts his ability to enter into and fulfill his obligations under this Agreement (other than confidentiality obligations with any of the Executive's prior employers). The parties acknowledge and agree that the Executive shall not use of disclose, or be permitted to use or disclose, any confidential or proprietary information belonging to any prior employer in connection with the performance of his duties under this Agreement.

(b)    The Company represents and warrants that (i) it is fully authorized by action of the Board and of any Person whose action is required to enter into this Agreement and perform its obligations; (ii) the execution, delivery and performance of this Agreement by it does not and will not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which it is a party or by which it is bound; and (iii) upon the execution and delivery of this Agreement by the parties, this Agreement shall be a valid and binding obligation of the Company, enforceable against it in accordance with its terms.

14.    Delegation and Assignment. The Executive shall not delegate his employment obligations under this Agreement to any other person. The Company may not assign any of its obligations hereunder other than to any entity that acquires (by purchase, merger or otherwise) all or substantially all of the Voting Stock or assets of the Company, provided such acquirer promptly assumes all of the obligations hereunder of the Company in a writing delivered to the Executive. In the event of the Executive's death while he is receiving severance hereunder the remainder shall be paid to his estate. In the event of a merger or other combination, or the sale or liquidation of business and assets, the Company shall use its reasonable best efforts to cause such assignee or transferee to promptly and expressly assume the liabilities, obligations and duties of the Company hereunder.

15.    Notices. Any written notice required by this Agreement will be deemed provided and delivered to the intended recipient when (a) delivered in person by hand; or (b) three (3) days after being sent via U.S. certified mail, return receipt requested; or (c) one (1) day after being sent via by overnight courier, in each case when such notice is properly addressed to the following address and with all postage and similar fees having been paid in advance:

If to the Company: Monster

Worldwide, Inc.
622 Third Avenue
New York, New York 10017
Attn: General Counsel

with a copy to:

Dechert LLP
30 Rockefeller Plaza
New York, New York 10112
Attn: Martin Nussbaum, Esq.

If to the Executive: to him at the most recent address in the Company's records.

Either party may change the address to which notices, requests, demands and other communications to such party shall be delivered personally or mailed by giving written notice to the other party in the manner described above.

16.    Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, permitted assigns.

17.    Entire Agreement. This Agreement and any indemnification agreement between the Executive and the Company constitute the entire agreement between the parties with respect to the subject matter described in this Agreement and supersedes all prior agreements, understandings and arrangements, both oral and written, between the parties with respect to such subject matter. This Agreement may not be modified, amended, altered or rescinded in any manner, except by written instrument signed by both of the parties hereto; provided, however, that the waiver by either party of a breach or compliance with any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or compliance.

18.    Severability. In case any one or more of the provisions of this Agreement shall be held by any court of competent jurisdiction or any arbitrator selected in accordance with the terms hereof to be illegal, invalid or unenforceable in any respect, such provision shall have no force and effect, but such holding shall not affect the legality, validity or enforceability of any other provision of this Agreement; provided, however, that subsequent to the severing of such provision from this Agreement, the parties shall negotiate in good faith to amend this Agreement to contain an enforceable provision (if at all possible) representing the intent of the parties with respect to such severed provision.

19.    Dispute Resolution and Arbitration. In the event that any dispute arises between the Company and the Executive regarding or relating to this Agreement and/or any aspect of the Executive's employment relationship with the Company, AND IN LIEU OF LITIGATION AND A TRIAL BY JURY, the parties consent to resolve such dispute through mandatory arbitration in New York City under the then prevailing rules of the Judicial Arbitratio1:1 and Mediation Services (“JAMS”), before a single arbitrator mutually agreed to by the parties, or, if an arbitrator has not been agreed upon by the 60th day of the demand for arbitration by either party, appointed by JAMS. The parties hereby consent to the entry of judgment upon award rendered by the arbitrator in any court of competent jurisdiction. Notwithstanding the foregoing, however, should adequate grounds exist for seeking immediate injunctive or immediate equitable relief, any party may seek and obtain such relief. The parties hereby consent to the exclusive jurisdiction in the state and Federal courts of or in the State of New York for purposes of seeking such injunctive or equitable relief as set forth above. The parties acknowledge and agree that, in connection with any such arbitration and regardless of outcome, (a) each party shall pay all of its own costs and expenses, including without limitation its own legal fees and expenses, and (b) joint expenses shall be borne equally among the parties. Notwithstanding the foregoing, the arbitrator may cause the losing party to pay to the winning party (each as determined by the arbitrator consistent with its decision on the merits of the arbitration) an amount equal to any reasonable out-of-pocket costs and expenses incurred by the winning party with respect to such arbitration (as may be equitably determined by the arbitrator).

20.    Choice of Law. The Executive and the Company intend and hereby acknowledge that jurisdiction over disputes with regard to this Agreement, and over all aspects of the relationship between the parties hereto, shall be governed by the laws of the State of New York without giving effect to its rules governing conflicts of laws.

21.    Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement.

22.    Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. If any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Company and the Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail, unless the parties otherwise agree with specific reference to this Section 22.

23.    Counterparts. This Agreement may be executed in any number of counterparts and by facsimile or pdf, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

24.    Force Majeure. Neither Company nor the Executive shall be liable for any delay or failure in performance of any part of this Agreement to the extent that such delay or failure is caused by an event beyond its reasonable control including, but not be limited to, fire, flood, explosion, war, strike, embargo, government requirement, acts of civil or military authority, and acts of God not resulting from the negligence of the claiming party.

25.    Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold pursuant to applicable law. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

26.    Code Section 409A. The parties understand and agree that certain payments contemplated by this Agreement may be “deferred compensation” for purposes of Code Section 409A. Notwithstanding any provision of this Agreement to the contrary, any payments constituting deferred compensation required to be made upon or in respect of the Executive's termination of employment hereunder shall not be made prior to the first day of the seventh month after the Executive's termination of employment, to the extent necessary to comply with Code Section 409A(2)(B)(i). The Company shall identify in writing delivered to the Executive any payments it reasonably determines are subject to delay under this Section 26 and shall promptly pay any such amounts, without interest, at the conclusion of the applicable six month period (or, if later, when scheduled to be paid under the terms of the Agreement). No deferred compensation payable hereunder shall be subject to acceleration or to any change in the specified time or method of payment, except as otherwise provided under this Agreement and consistent with Code Section 409A. If any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Code, the Company shall, in consultation and agreement with the Executive, modify this Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Code Section 409A or in order to comply with the provisions of Code Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions. The parties also agree that all amounts required to be paid hereunder to the Executive or his estate or beneficiaries shall, notwithstanding any other provision in this Agreement required such amounts to be paid at a different time, be paid by no later than the latest date by which such amounts would have to be paid in order not to be treated under Code Section 409A as includible in gross income for any tax year earlier than the tax year in which such payment otherwise was scheduled to be made under the terms of this Agreement.

27.    Survivorship. Except as otherwise expressly set forth in this Agreement, to the extent necessary to carry out the intentions of the parties hereunder, the respective rights and obligations of the parties hereunder shall survive any termination of the Executive's employment.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

MONSTER WORLDWIDE, INC.

/s/ Timothy T. Yates
By: Timothy Yates
Its: Chief Financial Officer

EXECUTIVE

/s/ Michael C. Miller
Michael C. Miller

EXHIBIT
General Release

IN CONSIDERATION OF good and valuable consideration, the receipt of which is hereby acknowledged, and in consideration of the terms and conditions contained in the Employment Agreement, dated as of October ___, 2007, (the “Agreement'') by and between Michael Miller (the “Executive”) and Monster Worldwide, Inc. (the “Company”), the Executive on behalf of himself and his heirs, executors, administrators, and assigns, releases and discharges the Company and its past present and future subsidiaries, divisions, affiliates and parents, and their respective current and former officers, directors, employees, agents, and/or owners, and their respective successors, and assigns and any other person or entity claimed to be jointly or severally liable with the Company or any of the aforementioned persons or entities (the “Released Parties”) from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever (“Losses”) which the Executive and his heirs, executors, administrators, and assigns have, had, or may hereafter have, against the Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof, including without limitation, any and all matters relating to the Executive's employment by the Company and the cessation thereof, and any and all matters arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law, including but not limited to, the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000 et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA''), the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., the New York State and New York City Human Rights Laws, the New York Labor Laws, and any other equivalent or similar federal, state, or local statute; provided, however, that the Executive does not release or discharge the Released Parties from any of the Company's obligations to him under the Agreement, any vested benefit the Executive may be due under a tax qualified plan sponsored or maintained by the Company or Losses arising under the ADEA which arise after the date on which the Executive executes this general release. It is understood that nothing in this general release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to the Executive, any such wrongdoing being expressly denied.

The Executive represents· and warrants that he fully understands the terms of this general release, that he has been encouraged to seek, and has sought, the benefit of advice of legal counsel, and that he knowingly and voluntarily, of his own free will, without any duress, being fully informed, and after due deliberation, accepts its terms and signs below as his own free act Except as otherwise provided herein, the Executive understands that as a result of executing this general release, he will not have the right to assert that the Company or any other of the Released Parties unlawfully terminated his employment or violated any of his rights in connection with his employment or otherwise.

The Executive further represents and warrants that he has not filed, and will not initiate, or cause to be initiated on his behalf any complaint, charge, claim, or proceeding against any of the Released Parties before any federal, state, or local agency, court, or other body relating to any claims barred or released in this General Release thereof, and will not voluntarily participate in such a proceeding. However, nothing in this general release shall preclude or prevent the Executive from filing a claim, which challenges the validity of this general release solely with respect to the Executive's waiver of any Losses arising under the ADEA. The Executive shall not accept any relief obtained on his behalf by any government agency, private party, class, or otherwise with respect to any claims covered by this General Release.

The Executive may take twenty-one (21) days to consider whether to execute this General Release. Upon the Executive's execution of this general release, the Executive will have seven (7) days after such execution in which he may revoke such execution. In the event of revocation, the Executive must present written notice of such revocation to the office of the Company's Corporate Secretary. If seven (7) days pass without receipt of such notice of revocation, this General Release shall become binding and effective on the eighth (8th) day after the execution hereof (the “Effective Date”).

INTENDING TO BE LEGALLY BOUND, I hereby set my hand below:

Dated:

SECTION 409A COMPLIANCE AMENDMENT
TO EXECUTIVE EMPLOYMENT AGREEMENT
This Agreement is entered into as of January 1, 2009, by and between Monster Worldwide, Inc., a Delaware corporation (the “Company”), and Michael C. Miller (the “Executive”).
WHEREAS, the Company and the Executive previously entered into an Employment Agreement, dated October 15, 2007 (the “Agreement”), which Agreement may be amended by a written instrument executed by both parties; and
WHEREAS, the Company and the Executive desire to amend the Agreement to comply in all respects with the provisions of Section 409A of the Internal Revenue Code and applicable regulations thereunder (the “Code”):
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, the parties agree to amend the Agreement as follows, effective January 1, 2009; provided, however, that any provision below required to apply as of a date prior to January 1, 2009 in order for the Agreement to comply with Code Section 409A shall be effective as of such earlier date:
1.         Termination of Employment. Where the Agreement refers to the Executive’s termination of employment for purposes of receiving any payment, whether such a termination has occurred will be determined in accordance with Section 409A of the Internal Revenue Code and applicable regulations thereunder, generally described (as currently in effect) in Exhibit A:
2.             Timing of Payments. Where the Agreement requires the following payments to be made to the Executive, the following rules shall apply, and any inconsistent provision in the Agreement shall be superseded:

(a)
To the extent that the Agreement requires that a payment shall be made upon or as soon as reasonably practicable after an event (e.g., termination of employment), such payment shall be made no later than 90 days after the occurrence of such event (or, if earlier, within 2½ months following the end of the Executive’s taxable year in which such event occurs). The Executive may not designate the taxable year of such payment.

(b)
To the extent that any payment in the Agreement is contingent upon the Executive entering into a separation and release agreement with the Company, the Executive shall sign and return the separation and release agreement within the reasonable time period designated by the Company, in order to assure that payment shall be made within the time period set forth in paragraph (a) above but not prior to expiration of any period specified for revocation of such Agreement by the Executive.

(c)
To the extent that the Agreement provides for the reimbursement of specified expenses incurred by the Executive, such reimbursement shall be made in accordance with the provisions of the Agreement, but in no event later than the last day of the

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Executive’s taxable year following the taxable year in which the expense was incurred. The amount of expenses eligible for reimbursement or in-kind benefits provided by the Company in any taxable year of the Executive shall not affect the amount of expenses or in-kind benefits to be reimbursed or provided in any other year (except in the case of maximum benefits to be provided under a medical reimbursement arrangement, if applicable).

(d)
Annual bonus otherwise payable under the Agreement after the end of a bonus plan performance period shall be paid within 2½ months after the end of the fiscal year of the Company to which such bonus relates.

3.             Good Reason. Section 1(q) of the Agreement is modified to provide that Good Reason under paragraph (i) thereof shall not be triggered by a promotion to a superior position consistent with the Executive’s career path, or a change in title consistent with the Executive’s then-current position.
4.             Change in Control. Section 7(c) of the Agreement, relating to certain terminations in connection with Change in Control, is hereby amended so that the provision requiring the payment of severance under Section 7(c)(i) in a single lump sum will apply solely to the extent that the Change in Control as defined in Section 1(f) is also a “Section 409A Change in Control.” A “Section 409A Change in Control” has the meaning assigned in Section 1.409A-3(i)(5) of the Final Regulations under Code Section 409A, generally described (as currently in effect) in Exhibit A.
Section 7(c) of the Agreement is hereby further amended so that, in the event of a covered Termination of Employment in connection with a Change in Control other than a Section 409A Change in Control (as defined above), the amount otherwise payable under Section 7(c)(i) will be paid in equal monthly installments as described in Section 7(b)(i) of the Agreement. In such event, immediately prior to the occurrence or consummation of any transaction that could constitute or result in a Change in Control other than a Section 409A Change in Control, the Company shall establish at its cost and expense an irrevocable grantor trust described in Revenue Procedure 92-64, 1992-2 C.B. 422 (sometimes known as a “rabbi trust”) with an institution and pursuant to an agreement as shall be mutually acceptable to the Company and the Executive, which trust agreement shall provide for the payment of any amounts, at the times and under the circumstances that amounts may thereafter be payable as provided in this paragraph, and simultaneously with the occurrence or consummation of the transaction constituting the Change in Control (other than a Section 409A Change in Control) the Company shall transfer to the institution serving as trustee of such trust an amount equal to the amounts payable to the Executive pursuant to Section 7(c)(i).
5.             Section 409A Compliance. Section 26 of the Agreement, relating to Code Section 409A compliance is amended to state as follows:
26.             Code Section 409A. Payments in respect of the Executive’s Termination of Employment under Section 7 of the Agreement are designated as separate payments for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i)(F) and the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii). As a result, (a) any payments that become

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vested as a result of the Executive’s Termination of Employment under Section 7 that are made on or before the 15th day of the third month of the calendar year following the calendar year of the Executive’s Termination of Employment, and (b) any additional payments that are made on or before the last day of the second calendar year following the year of the Executive’s Termination of Employment and do not exceed the lesser of two times Base Salary or two times the limit under Code Section 401(a)(17) then in effect, and (c) the payment of medical expenses within the applicable COBRA period, are exempt from the requirements of Code Section 409A. If the Executive is designated as a “specified employee” within the meaning of Code Section 409A (and Company is publicly traded on any securities market), to the extent that any deferred compensation payments to be made during the first six month period following Executive’s termination of employment exceed such exempt amounts, the payments shall be withheld and the amount of the payments withheld will be paid in a lump sum, without interest, during the seventh month after Executive’s termination; provided, however, that if the Executive dies prior to the expiration of such six month period, payment to the Executive’s beneficiary shall be made as soon as practicable following the Executive’s death. The Company shall identify in writing delivered to the Executive any payments it reasonably determines are subject to delay under this Section 26. In no event shall the Company have any liability or obligation with respect to taxes for which the Executive may become liable as a result of the application of Code Section 409A.

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IN WITNESS WHEREOF, the parties have executed this Amendment on or prior to December 31, 2008, as of the date and year first above written.

MONSTER WORLDWIDE, INC.

By:	/s/ Salvatore Iannuzzi
Its:	Chairman of the Board, President and Chief Executive Officer

EXECUTIVE

/s/ Michael C. Miller

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EXHIBIT A TO
SECTION 409A COMPLIANCE AMENDMENT
TO EXECUTIVE EMPLOYMENT AGREEMENT

Addendum to Paragraph 1 Regarding Termination of Employment

(a)
The Executive shall not be treated as having incurred a voluntary termination of employment while on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive’s right to reemployment with the Company is provided either by statute or by contract. If the period of leave exceeds six months and the right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.

(b)
Whether the Executive shall have incurred a termination of employment shall be determined based on all relevant facts and circumstances. In situations in which the Executive continues to be carried on the payroll of the Company but performs only nominal services, or ceases to be an employee but continues to provide substantial services in another capacity, such as pursuant to a consulting agreement, the determination of whether a termination of employment has occurred shall be determined in accordance with Treasury Regulation Section 1.409A-1(h)(1)(ii), or any successor thereto.

(c)	For additional information, see Treasury Regulation Section 1.409A-1(h).

Addendum to Paragraph 4 Regarding Change in Control

(a)
any person or group acquires stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any person or group is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or group is not considered to cause a Change in Control of the Company. An increase in the percentage of stock owned by any person or group as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection. This subsection applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction;

(b)	any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of

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stock of the Company possessing 30% or more of the total voting power of the stock of the Company;

(c)
a majority of members of the Company’s Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election; or

(d)
any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. However, no Change in Control shall be deemed to occur under this subsection (d) as a result of a transfer to:

(i)	A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)	An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iii)	A person or group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(iv)	An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii) above.
For additional information, see Treasury Regulation Section 1.409A-3(i)(5).

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AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT
This Amendment to Executive Employment Agreement (this “Amendment”) is entered into as of February 28, 2012, by and between Monster Worldwide, Inc., a Delaware corporation (the “Company”), and Michael C. Miller (the “Executive”).
WHEREAS, the Company and the Executive previously entered into an Employment Agreement, dated October 15, 2007, as amended by a Section 409A Compliance Amendment to Executive Employment Agreement, dated January 1, 2009 (collectively, the “Agreement”), which Agreement may be amended by a written instrument executed by both parties; and
WHEREAS, the Company and the Executive desire to further amend the Agreement as set forth below.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, the parties agree to amend the Agreement as follows, effective February 28, 2012:
1.     In each place in the Agreement where the phrase “Vice President – Associate General Counsel” appears, such phrase shall be deleted and the phrase “Executive Vice President, General Counsel and Secretary” shall be inserted in its stead.
2. Section 1(e) is amended to provide as follows:
(e) The Company shall have “Cause” to terminate the Executive’s employment upon:
(i)    the Executive’s willful misconduct or gross negligence in the performance of his duties hereunder, or his failure to attempt in good faith to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board or the Chief Executive Officer or the Executive’s willful material violation of the Company’s statement of corporate policy and/or code of conduct at any time after such statement and code have been adopted by the Board and have been set forth in writing and delivered to the Executive;
(ii)     the Executive’s unlawful use (including being under the influence) of drugs on the Company’s premises or while performing the Executive’s duties and responsibilities;
(iii)    the Executive’s failure or refusal to reasonably cooperate with any Company investigation or governmental/regulatory authority having jurisdiction over the Executive and the Company;
(iv)    the Executive’s material breach of this Agreement or of any of the rules, regulations or policies or procedures of the Company;

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MILLER

(v)    the Executive’s intentional commission at any time in the performance of his duties hereunder of any act of fraud, embezzlement, misappropriation of Company property, moral turpitude or breach of fiduciary duty that could possibly have a material adverse effect on the Company; or
(vi)    the Executive’s indictment related to the commission of any criminal act.
No termination of the Executive’s employment hereunder by the Company for Cause shall be effective as a termination for Cause unless the provisions of this paragraph shall first have been complied with. The Executive shall be given written notice stating in reasonable detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based. The Executive shall have twenty (20) days after receipt of such notice to fully cure any such alleged violation under clauses (i), (iii) or (iv) above. If he fails to cure such alleged violation within such twenty (20)-day period, the Executive’s employment shall, without further action by the Company, be terminated for Cause at the end of such period. No opportunity to cure or advance notice shall be required for a termination under clauses (ii), (v) or (vi) above. For purposes hereof, no act or omission shall be deemed to be “willful” if such act or omission was taken (or omitted) in the good faith belief that such is in the best interests of, or not opposed to the best interests of, the Company or if such act or omission resulted from the Executive’s physical or mental incapacity.
3.     Section 1(q) is amended to provide as follows:
(q)    The Executive shall have “Good Reason” to resign employment upon the occurrence of any of the following without the Executive’s prior written consent:
(i)    failure of the Company to continue the Executive in the position of, and with the title of, Executive Vice President, General Counsel and Secretary;
(ii)    a material diminution or undue dilution in the nature or scope of the Executive’s employment responsibilities, duties or authority, a material interference with the discharge of the Executive’s responsibilities, duties or authority or the assignment to the Executive of duties or responsibilities that are materially and adversely inconsistent with his then position;
(iii)     relocation of the Company’s executive office more than 35 miles from New York City, or any requirement that the Executive relocate his residence from the place existing on the Effective Date;
(iv)    failure of the Company to timely make any material payment or provide any material benefit under this Agreement, or the Company’s reduction of any compensation or equity or any material reduction of any benefits that the Executive is eligible to receive under this Agreement;

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(v)    the Company’s material breach of this Agreement; or
(vi)    the cessation of the stock of the Company to be publicly traded on an established securities market as a result of a Change in Control, unless the Executive retains his title and position at the surviving publicly-traded entity;
provided, however, that notwithstanding the foregoing, the Executive may not resign his employment for Good Reason unless: (x) the Executive provides the Company with at least 30 days prior written notice of his intent to resign for Good Reason (which notice is provided not later than the 90th day following the date on which the Executive becomes aware of the occurrence of the event constituting Good Reason), and (y) the Company does not remedy the alleged violation(s) within such 30-day period; and, provided, further, that notwithstanding the foregoing, if the Executive is suspended pursuant to Section 6(b), such suspension (and any corresponding diminution of the Executive’s title, duties or compensation, or other change to the Executive’s employment arrangements described hereunder) shall not, in and of itself, give the Executive Good Reason to resign his employment.
4.     Section 3 is amended to provide as follows:
3. Position and Duties. The Executive shall serve as Executive Vice President, General Counsel and Secretary of the Company, with such duties and responsibilities with respect to the Company and its Affiliates as the Company’s Chief Executive Officer (“CEO”) or Board of Directors (the “Board”) shall reasonably direct. The Executive shall serve without additional compensation as director and/or officer for such Affiliates of the Company as the Board shall request consistent with Executive’s position hereunder. The Executive shall faithfully, honestly and diligently serve the interests of the Company; shall comply with such lawful employment, workplace and other policies as the Company shall promulgate from time to time; and shall devote substantially all of his business time, attention and efforts, toward the performance of his duties under this Agreement. Notwithstanding the foregoing, the Executive may manage his personal investments~~,~~ and be involved in charitable and unremunerated professional activities (including serving on charitable and professional boards), so long as such service does not materially interfere with the performance of the Executive’s duties hereunder or violate Section 9 hereof.
5.    Section 5 is amended by adding the following new subsection (h):
(h)         Recoupment Policy. The Company may, from time to time, adopt and maintain a policy regarding the recoupment of bonus or other incentive compensation (which may include equity awards) in the event of certain enumerated events, including a material restatement of the financial accounts of the Company. The Executive agrees that (i) any payments of bonus or other incentive compensation hereunder shall be subject to recoupment in accordance with any such policy from time to time in effect, and (ii) in the event that bonus or other incentive compensation is recouped under any such policy from time to time in effect, any severance pay determined by reference to such recouped bonus or incentive

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compensation shall automatically be adjusted and/or subject to recoupment to the amount that would have applied had such recouped bonus or incentive compensation not been paid.
6.     Section 6(c) is amended to provide as follows:
(c)         Upon the occurrence of any termination of the Executive’s employment with the Company, the Executive shall and shall be deemed to have immediately resigned from any and all boards, offices, committees and fiduciary positions on or in which he is then serving at the request of the Company or any Affiliate and, upon demand by the Company, shall promptly tender to the Company a written resignation letter effecting the foregoing.
7.     Section 7(b)(ii) is amended to provide as follows:
(ii)    Continue to provide, at the Company’s expense, the Executive (and his eligible dependents) with the medical, dental and life insurance coverage in which he (and/or his eligible dependents) was participating as of the Date of Termination (at a level then in effect with respect to coverage and employee premiums) until the first anniversary of the Date of Termination. Notwithstanding the foregoing, no subsidy for medical or dental coverage described in the preceding sentence shall apply to the extent the Company reasonably determines that providing such subsidy would expose the Company (or any health plan thereof) to additional taxes or penalties with respect to the provision of such benefits on a discriminatory basis; and
8.     Section 7(c)(i) is amended to provide as follows:
(i)         Pay to the Executive an amount equal to the product of (A) the sum of his then-current (i) Annual Base Salary and (ii) the greater of (1) the Bonus paid or payable to Executive with respect to the fiscal year ending immediately prior to the Date of Termination or (2) the Target Bonus for the year of termination, and (B) one and one-half (1½); payable in cash in a lump sum as soon as reasonably practicable after such termination but in no event later than five (5) business days thereafter;
9.     Section 7(c)(ii) is amended to provide as follows:
(ii)    Continue to provide, at the Company’s expense, the Executive (and his eligible dependents) with the medical, dental and life insurance coverage in which he (and/or his eligible dependents) was participating as of the Date of Termination (at a level then in effect with respect to coverage and employee premiums) for eighteen (18) months following the Date of Termination. Notwithstanding the foregoing, no subsidy for medical or dental coverage described in the preceding sentence shall apply to the extent the Company reasonably determines that providing such subsidy would expose the Company (or any health plan thereof) to additional

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taxes or penalties with respect to the provision of such benefits on a discriminatory basis; and
10.     Section 7(c)(v) is amended to provide as follows:
(v)         Notwithstanding any other provision of this Agreement, the parties acknowledge and agree that Sections 7(b) and 7(c) shall operate in the alternative.
11.     Section 9(a) is amended to provide as follows:
(a)         The Executive shall not, at any time during the Term or during the 12-month period following the Date of Termination (the “Non-Compete Term”) without the Board’s prior written consent, as described below, directly or indirectly engage in, have any equity interest in, or manage or operate (whether as a director, officer, employee, agent, representative, security holder, consultant or otherwise) any Competitive Business; provided, however, that: (i) the Executive shall be permitted to acquire a passive stock or equity interest in such a Competitive Business provided the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such a Competitive Business; (ii) the Executive shall be permitted to acquire any investment through a mutual fund, private equity fund or other pooled account that is not controlled by the Executive and in which he has less than a five percent (5%) interest; or (iii) the Executive may provide services to a subsidiary, division or Affiliate of a Competitive Business if such subsidiary, division or Affiliate is not itself engaged in a Competitive Business and the Executive does not provide services to, or have any responsibilities regarding, the Competitive Business. At any time during the Non-Compete Term following the Date of Termination, the Executive may request in writing directed to the CEO that the Company consent to the Executive’s direct or indirect engagement in, ownership of equity interest in, or management or operation of (whether as a director, officer, employee, agent, representative, security holder, consultant or otherwise) any Competitive Business, which request the Company shall consider in good faith, but with regard to the best interests of the Company.
12.         Section 2(b) of the “Section 409A Compliance Amendment to Executive Employment Agreement,” as entered into as of January 1, 2009, is amended by adding the following new sentences to the end thereto:
“In the event such time period crosses calendar years, severance payments shall be made in the later calendar year. Any payments that would otherwise be made during the period for review and revocation of the release will be made on the next regularly scheduled payment date after such period ends.”

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IN WITNESS WHEREOF, the parties have executed this Amendment on or prior as of the date and year first above written.

MONSTER WORLDWIDE, INC.

/s/ Lise Poulos

By:	Lise Poulos

Its:	EVP, Chief Admin. Officer

EXECUTIVE

/s/ Michael C. Miller
Michael C. Miller

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